PRESS RELEASE                                 SOURCE:  First Trust Advisors L.P.

FIRST TRUST ADVISORS L.P. ANNOUNCES PORTFOLIO MANAGER UPDATE FOR MACQUARIE/FIRST TRUST GLOBAL INFRASTRUCTURE/UTILITIES DIVIDEND & INCOME FUND

WHEATON, IL -- (BUSINESS WIRE) -- March 13, 2017 -- First Trust Advisors L.P. ("FTA") announced today that Macquarie Capital Investment Management LLC ("MCIM") and Four Corners Capital Management LLC ("Four Corners"), investment sub-advisors for the Macquarie/First Trust Global Infrastructure/Utilities Dividend & Income Fund (NYSE: MFD) (the "Fund"), will release an update on the market and the Fund for financial advisors and investors. The update will be available WEDNESDAY, MARCH 15, 2017, AT 5:00 P.M. EASTERN TIME UNTIL 11:59 P.M. EASTERN TIME ON FRIDAY, APRIL 14, 2017. To listen to the update, follow these instructions:

--    Dial: (888) 203-1112; International (719) 457-0820; and Passcode #
      5462785. The update will be available from Wednesday, March 15, 2017, at 5:00 P.M. Eastern Time until 11:59 P.M. Eastern Time on Friday, April 14, 2017.

The Fund is a non-diversified, closed-end management investment company that seeks a high level of current return consisting of dividends, interest and other similar income while attempting to preserve capital. The Fund seeks to achieve its investment objective by investing predominantly in the securities of companies that are involved in the management, ownership and/or operation of infrastructure and utility assets and are expected to offer reasonably predictable income and attractive yields in a select group of developed countries.

First Trust Advisors L.P., the Fund's investment advisor, along with its affiliate, First Trust Portfolios L.P., are privately-held companies which provide a variety of investment services, including asset management and financial advisory services, with collective assets under management or supervision of approximately $104 billion as of February 28, 2017 through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts.

MCIM and Four Corners are the Fund's investment sub-advisors. Both MCIM and Four Corners operate within Macquarie Asset Management ("MAM") and are wholly-owned, indirect subsidiaries of Macquarie Group Limited ("Macquarie Group"). Macquarie Group is a global provider of banking, financial, advisory, investment and funds management services. Macquarie Asset Management is the global investment management business of Macquarie Group. The Fund's Core Component, which consists primarily of equity securities and equity-like securities issued by infrastructure issuers, is managed by MCIM, which started operations in 2004 with the launch of the Fund. MCIM and its Australia-based affiliates managed approximately $2.6 billion of assets as of February 28, 2017, in MAM's Infrastructure Securities portfolios, which includes the Fund. The Fund's Senior Loan Component is managed by Four Corners. Four Corners was founded in 2001 and became a wholly-owned, indirect subsidiary of Macquarie Group in 2008. Four Corners managed approximately $1.6 billion of assets as of February 28, 2017, with an emphasis on Senior Loans.

Past performance is no assurance of future results. Investment return and market value of an investment in the Fund will fluctuate. Shares, when sold, may be worth more or less than their original cost.

Principal Risk Factors: The Fund principally invests in a global portfolio of infrastructure stocks in a range of currencies and senior secured loans. Accordingly, the Fund's NAV will fluctuate with changes in the value of the Fund's holdings. Investment in infrastructure and utilities issuers are subject to various risks including governmental regulations, high interest costs associated with capital construction programs, costs associated with environmental regulation, the effects of economic slowdown and surplus capacity, competition from other providers of services and other factors. Investment in non-U.S. securities is subject to the risk of currency fluctuations and to economic and political risks associated with such foreign countries.

The Senior Loans in which the Fund invests are generally considered to be "high-yield securities". High yield securities are subject to greater market fluctuations and risk of loss than securities with higher ratings. The Fund's portfolio is also subject to credit risk and interest rate risk. Interest rate risk is the risk that fixed-income securities will decline in value because of changes in market interest rates. Credit risk is the risk of nonpayment of scheduled contractual repayments whether interest and/or principal payments or payments for services and that the value of a security may decline as a result.

Use of leverage can result in additional risk and cost, and can magnify the effect of any losses. There can be no assurance as to what portion of the distributions paid to the Fund's common shareholders will consist of tax-advantaged qualified dividend income.

The risks of investing in the Fund are spelled out in the shareholder reports and other regulatory filings.

The Fund's daily New York Stock Exchange closing price and daily net asset value, as well as other information are available at www.ftportfolios.com or by calling 1-800-988-5891.

CONTACT: JEFF MARGOLIN - (630) 915-6784

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Source:  First Trust Advisors L.P.